Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	Martha Fleming
(404) 240-1504
FIDELITY SOUTHERN CORPORATION ELECTS NEW DIRECTOR
     ATLANTA, GA. (August 29, 2008) — Fidelity Southern Corporation (NASDAQ: LION) announced the election of Dr. Donald A. Harp, Jr. to its Board of Directors, and to the Board of Fidelity Bank.
     Dr. Harp is Minister Emeritus of Peachtree Road United Methodist Church, after having served as its Senior Minister for twenty years.
     After graduating from Young Harris Junior College, Dr. Harp received his Bachelor of Arts degree from Huntingdon College, his Masters of Divinity from Emory University, and his Doctorate of Divinity from McCormick Theological Seminary at the University of Chicago. He is an avid fisherman, quail hunter, and golfer, and enjoys cooking and country music.
     Dr. Harp is a member of the Buckhead Coalition and a Trustee of Young Harris College. He plans to teach at the Chandler School of Theology at Emory University beginning Fall 2008.
     “We are delighted to welcome Don to our Board,” said Fidelity Chairman James B. Miller, Jr. “His deep involvement in the community and understanding of the role of institutions will be immensely valuable.”
     Fidelity Southern Corporation, through its operating subsidiary, Fidelity Bank and LionMark Insurance Company, provides banking services and credit-related insurance products through 23 branches in Atlanta, Georgia, a branch in Jacksonville, Florida, and an insurance office in Atlanta, Georgia. SBA loans are provided through employees located throughout the Southeast. For additional information about Fidelity’s products and services, please visit the website at www.FidelitySouthern.com.